Morgan Group Holding Co.

For Immediate Release

Morgan Group Holding Co. Announces
Intention to Acquire G.Research, LLC

RYE, New York, June 18, 2019 - Morgan Group Holding Co. (“Morgan”, OTC: MGHL) is today announcing an agreement in principle with Associated Capital Group (“AC”, NYSE:AC), to acquire a subsidiary of AC, G.Research, LLC. Under the proposed terms, Morgan will acquire G.Research for 50,000,000 shares of Morgan’s common stock. The transaction is subject to the execution of definitive documents and the satisfaction of customary closing conditions and regulatory approvals. Accordingly, no assurances can be given that a binding agreement will be entered into, that the proposed transaction will be consummated or the timing thereof.

G. Research, LLC is an institutional research services firm founded in 1976. The firm covers automotive, basic materials, consumer staples, financials, healthcare, industrials, media, technology, and telecommunications industries, with an emphasis on small and mid-cap securities.

After the closing of the transaction, AC will hold approximately 91% of Morgan’s outstanding common shares.

Commensurate with the closing of the transaction, Morgan’s current Board of Directors, Mario J. Gabelli and Robert E. Dolan will resign as Directors and Mr. Dolan will step down from his position as Chief Executive Officer and Chief Financial Officer.

Morgan is a holding company that was spun off from LICT Corporation in January 2000 with a growth strategy to acquire businesses.

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This release contains certain forward-looking information within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. It should be recognized that such information may be based upon assumptions, projections and forecasts, and must be read considering the cautionary statements set forth in documents filed by Morgan Group Holding Co. As a result, there can be no assurance that any possible transactions will be accomplished or be successful or that the financial targets will be met, and such information is subject to uncertainties, risks and inaccuracies, which could be material.

Morgan Group Holding Co.’s web address is: www.morgangroupholdingco.com.

Contact:	Robert E. Dolan
Chief Executive Officer and Chief Financial Officer
914-921-1877

401 Theodore Fremd Avenue, Rye, NY 10580